Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-144967) and related Prospectus of Coca-Cola Enterprises Inc. and Coca-Cola Enterprises Finance LT 1 Commandite S.C.A. dated July 28, 2008 for the registration of Debt Securities, Debt Warrants, Currency Warrants and Guarantees and to the incorporation by reference therein of our reports dated February 12, 2008 with respect to the consolidated financial statements and schedule of Coca-Cola Enterprises Inc., and the effectiveness of internal control over financial reporting of Coca-Cola Enterprises Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Atlanta, Georgia	/s/ Ernst & Young LLP
July 28, 2008	Ernst & Young LLP